Exhibit 10.12

EXECUTIVE EMPLOYMENT CONTRACT

THIS EXECUTIVE EMPLOYMENT CONTRACT (“Contract”) is made this 1st day of May 2006

BETWEEN:

GEOVIC, LTD. (“Company”) whose corporate office is at Grand Junction, Colorado, United States and GARY R. MORRIS (“Executive”)

The Company and Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company is a private mining company incorporated in Wyoming and doing business in Colorado;

B.	The Company proposes to assist its subsidiary, Geovic Cameroon PLC (“Subsidiary”) in developing a Cobalt-Nickel Mining Project (“Mining Project”) in the Republic of Cameroon;

C.

The Executive has governmental relations, environmental and management expertise, and has gained significant experience with the Company’s Cameroon operations and requirements associated with development of its Mining Project;

D.

The executive has developed good working relationships with officials in the Republic of Cameroon, Africa, US State Department personnel in Washington D.C., embassy staff, including the U.S. ambassador, and the leaders of many non-governmental organizations active in Cameroon;

E.

The Company desires to retain Executive’s expertise, pursuant to the terms and conditions set forth in this Contract; and Executive desires to provide his expertise to the Company, pursuant to the terms and conditions set forth herein

NOW, THEREFORE, the Parties hereto agree as follows:

1.      Appointment

1.1

The Company hereby agrees to continue Executive’s employment as Senior Vice President and additionally as General Manager of its Cameroon office and Executive hereby accepts such employment in accordance with the terms of this Contract.

1.2

The Executive shall report to the Company’s Chairman of the Board and Chief Executive Officer, John E. Sherborne, Jr., unless Mr. Sherborne or the Company’s Board of Directors designates another person. Executive shall keep Mr. Sherborne well informed regarding the activities of Subsidiary and the Mining Project and shall promptly respond to any reasonable requests by Mr. Sherborne on behalf of the Company. Executive shall assist the Company in reaching well-reasoned decisions and implementing those decisions regarding the Mining Project and the management of the subsidiary office.

April 17, 2006

1.3

While Executive carries out his responsibilities to the Company in accordance with the duties outlined in Schedule I-A, Executive shall also provide management to the Company’s Subsidiary in Cameroon. The Parties agree that Executive shall be present in Cameroon no less than one hundred (100) days per year, but in no case more than one hundred eighty (180) days per year.

1.4	The Company shall provide Executive with any Special Power of Attorney required by the Executive to carry out this Contract.

2.      Duration

2.1

The term of this Contract commences on 01 May 2006 and expiries on 31 December 2007 (“Contract Period”). Thereafter, the Contract may be renewed upon the mutual agreement of the Executive and the Company no later than thirty (30) days prior to the completion of the initial term, subject to a determination by the Board of Directors of the adequacy of job performance.

2.2

In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Contract shall not be terminated and Company agrees to use commercially reasonable efforts to insure that the transferee or surviving company is bound by the provisions of this Contract.

3.      Consideration and expenses

The Company shall pay the Executive according to Schedule I-B (“Executive Compensation”) payable monthly in arrears according to the Company’s regular payroll schedule. The Company shall pay or reimburse to the Executive all costs reasonably and properly expended by him on behalf of the Company for performance of his duties, including travel, food and entertainment, in accordance with Company expense reimbursement policy, including domestic medical insurance and reasonable medical treatment expense while in Cameroon. Executive will maintain records and written receipts as required by the Company and reasonably requested by the Board of Directors.

1.

Such payments or reimbursements shall be made within fourteen (14) days of a request for reimbursement by the Executive, together with provision by the Executive of such additional evidence and information as the Company shall reasonably require.

2.	The Company shall reimburse Executive’s costs for medical insurance in an amount not to exceed $400 per month.

3.

During the Contract Period, Executive shall be entitled to four (4) weeks of paid vacation in addition to existing recognized US holidays during the Contract Period. Executive shall not be entitled to additional compensation if he fails to use this vacation, and the benefit will be forfeited unless the Contract term is extended, in which event any unused vacation will accrue to the Contract extension term and be used by 31 December 2007 or be then forfeited.

4.      Termination

4.1

The Company may by providing at least thirty (30) days notice in writing immediately terminate this Contract and Executive’s employment, provided that Company shall pay to Executive an amount equal to payment of one and one-half (1 & 1/2) times the Executive’s base salary for the remaining term of the Contract period. In addition, the Company may terminate this Contract for just cause, which shall include but not be limited to the following reasons:

4.1.1

breach of any material obligation owed the Company in this Contract, neglect of duties to be performed under this Contract, dishonest conduct or conduct that has damaged or will likely damage the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude; or

4.1.2

without prejudice to clause 4.1.1 above, if Executive is in breach of any term of this Contract which is capable of remedy and is not remedied by the Executive within twenty-one (21) days of receipt of a notice from the Company specifying the breach and requiring its remedy, or for repeated breach of a similar nature with no cure period.

Termination by the Company for just cause shall be without prejudice to Company’s common law rights to seek damages and other legal or equitable remedies against Executive.

4.2

Executive may terminate this Contract at Executive’s discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company shall pay Executive at the then applicable base salary rate to the termination date included in the Executive’s original termination notice.

4.3

If Company terminates this Contract before its expiration with just cause, then Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any unearned incentive salary payments or other compensation.

All of this Section 4 and other Sections of this agreement shall comply with all laws, rules and regulations of securities commissions and stock exchanges that Geovic may come under or must comply. Otherwise the Executive and the Company agree to reasonably modify this agreement in a manner that meets such requirements.

5.      Taxes

The Parties do not expect to incur any Cameroon tax liability as a result of this Contract. However, the Subsidiary shall be responsible for payment of any such taxes imposed on the Executive.

6.      Notices

Any notice to be given under this Contract must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this clause, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this clause.

The details of each Party at the date of this Contract are:

The Company: To:	Geovic, Ltd.
743 Horizon Court
Suite 300A
Grand Junction, CO 81506 USA
Facsimile: 970.256.9241
Attention: Chief Executive Officer
The Executive:
To:	Gary R. Morris
2691 Mazatlan Drive
Grand Junction, Colorado 81506
Facsimile: 970.243.2882

7.      Governing law & Exchange approval

This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States. Based on business transactions contemplated by the Company, the Executive agrees to the modification or deletion of certain terms in this agreement if required to obtain approval from the TSX Venture Exchange.

8.      Final Agreement

This Contract terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Contract may be modified only by a further writing that is duly executed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have executed the Contract the day and year above written.

Signed /s/ John E. Sherborne
             John E. Sherborne, for and on behalf of
             GEOVIC, LTD.

Signed /s/ Gary R. Morris
             Gary R. Morris, Executive

SCHEDULE I-A
EXECUTIVE DUTIES FOR GEOVIC, LTD. AND SUBSIDIARY

The Executive shall render services in such executive, supervisory, and general administrative capacities as the Officers and Board of Directors of the Company shall from time to time determine. Without limiting the foregoing, the Executive shall serve as Senior Vice President under John E. Sherborne, Chairman of the Board and CEO, unless otherwise assigned. Executive’s primary duties include, without limitation, management and leadership of the subsidiary office, including serving as a director, and if elected the Chairman of the Board of the subsidiary, liaison with United States and foreign government agencies associated with the activities of the subsidiary, office and field supervision of certain Company and Subsidiary employees and contractors, and assisting other senior management with the corporate affairs of the Company.

The Executive shall have the following general corporate responsibilities:

1.

Monitor the international political and business environment for factors likely to impact the timely development of the Company’s Mining Project or other activities in Cameroon and prepare periodic reports for management of issues related to these factors.

2.	Outline Company strategies for expedient corporate and Mining Project development with regard to the following aspects:

o	Cameroon political environment
o	Subsidiary relationships with NGO’s
o	Relationships with Subsidiary shareholders
o	Restructuring and/or re-capitalizing Subsidiary
o	Coordinating and managing the approval process for the Mining Project environmental study and management plan
o	Coordinating and managing the land lease program for the Mining Project.

3.

Maintain existing and establish new business relationships with Cameroon government officials, US officials dealing in the affairs of Cameroon, and foreign or US-based NGOs with projects or programs in Cameroon.

4.	Administer US Trade and Development Agency Grant activities, including contractual obligations, reporting, and invoices.

Regarding Geovic Cameroon S.A., specifically:

1.

Executive shall continue to serve as General Manager and Chairman of the Board of Geovic Cameroon PLC (GCPLC), subject to the continuing approval of the Board of GCPLC. Executive shall plan and carry out all procedural activities of a private Cameroonian company including Board meetings, annual reports, shareholders meetings, auditing of the accounts, and all corporate reporting responsibilities.

2.

During the pre-development phase of the Mining Project, manage the implementation of all in-country programs and activities, and ensure compliance with the terms and conditions of the Mining Convention and Mine Permit including reporting obligations and associated costs.

3.

Without prejudice to other provisions of this Contract, the Executive shall report directly to the Chief Operating Officer of the Company with respect to all activities pertaining to the development, construction and operation of Mining Project. In this regard, specific obligations of the Executive include:

a.	Determination and management of land lease procedures, responsible parties, time requirements and timely attainment of the necessary leases.
b.	Determination and reconciliation of all reporting obligations and fee requirements pursuant to the Mining Convention and Mine Permit
c.	Determination and management of environmental compliance procedures, responsible parties and time requirements for completion and approval of EIS/EMP.
d.	Together with the Company’s environmental consultant and contractor, coordinate the activities of Cameroonian EIA subcontractors
e.

Together with the Deputy General Manager, coordinate and manage all in-country logistical support needed by visiting expatriates and Company consultants in conjunction with Mining Project activities, including the scheduling of meetings with appropriate government officials, field trip logistics, etc.

4.

Manage the expectations of all stakeholders regarding project development and timing, including all relevant ministries and other Cameroon Government authorities, US officials in Cameroon, NGOs, and other business associates. Organize and carry out periodic town hall meetings to inform the public and NGOs about project progress. Join and participate in a US-Cameroon Chamber of Commerce or similar organization.

5.

Together with the Deputy General Manager, direct transition to payroll administrator to set up contracts for appropriate existing Geovic Cameroon employees in accordance with labor code requirements, and establish contract labor service for part time and full time contractors.

6.

Manage preparation and assume accountability for all budgets of the Subsidiary and all associated accounting and auditing responsibilities. Together with the Deputy General Manager, prepare a monthly report to Geovic management summarizing activities, accomplishments, budget reconciliation, status of compliance with regulatory requirements and expected upcoming events, meetings, challenges and opportunities.

7.

Together with the Deputy General Manager, develop and manage an employee job appraisal process that includes goal setting with appropriate deliverables, periodic performance reviews, and possible bonuses for exceptional achievements.

8.

Together with the Deputy General Manager, manage completion, implementation, and compliance with the Geovic Cameroon Policy and Procedures Manual that includes health, safety and security plans for employees and expatriate personnel.

9.	Together with Deputy Manager, manage Geovic House, the Subsidiary’s head office/residence in Cameroon for the Executive, staff and consultants employed by the Company.

10.	Coordinate and manage Geovic’s socio-humanitarian aid program to ensure its effectiveness, as practical.

SCHEDULE I-B
EXECUTIVE COMPENSATION
GEOVIC, LTD

The Company shall pay the Executive in accordance with the Contract:

1.

A base salary of $8,500 USD per month for the Contract Period beginning 01 Mat, 2006, with salary to be re-evaluated by the Company’s Board or compensation Committee, as applicable, upon public listing.

Prior to Geovic’s shares becoming publicly listed, Executive shall receive payments of 2,800 Option Shares per month in accordance with the Company’s then current Share Option Plan. . Notwithstanding the above, Executive understands and agrees that the monthly granting of share options will be terminated upon public listing of the Company as a requirement of the TSX Venture Exchange. Accordingly, Executive’s compensation package shall be fairly and reasonably modified to account for this change in conformance with securities’ laws and the Company’s modified Stock Option Plan as determined by the Board.

2.

A performance bonus at the completion of each year of this Contract pursuant to an outstanding appraisal by Company’s Board of Directors of Executive’s performance of the duties outlined in Schedule I-A;

3.	A special bonus of 10,000 of the aforementioned Option Shares for the completion and approval of the environmental study and plan before 01 February 2007.

4.	Reimbursement of business expenses, including food and consumables at Geovic Cameroon’s House.

5.

Executive is expected to make as many trips to Cameroon as necessary during the Contract Period to carry out his responsibilities to GCPLC. The Executive’s spouse may accompany him on two of the trips. The Company shall reimburse the Executive for the expenses reasonably incurred by his spouse in accordance with standard expense reimbursement procedures of the Company.